SCHEDULE 14A INFORMATION
(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

ILLUMINA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ILLUMINA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2003

To the Stockholders of Illumina, Inc.:

      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Illumina, Inc., a Delaware corporation, will be held on Thursday, May 22, 2003 at 10:00 a.m. Pacific Daylight Savings Time at 9885 Towne Centre Drive, San Diego, California 92121, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1. To elect two directors to serve for a three-year term ending in the year 2006 or until their respective successors are duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 28, 2003; and

3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Only stockholders of record at the close of business on March 28, 2003, are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our executive offices.

      All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

Sincerely,

JAY T. FLATLEY
President and Chief Executive Officer

San Diego, California

April 22, 2003

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS
OTHER MATTERS
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
CERTAIN TRANSACTIONS
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT
STOCKHOLDER PROPOSALS FOR OUR 2004 ANNUAL MEETING
ANNUAL REPORT
FORM 10-K
APPENDIX A

ILLUMINA, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 22, 2003

General

      The enclosed proxy is solicited on behalf of the board of directors of Illumina, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on Thursday, May 22, 2003. The annual meeting will be held at 10 a.m. Pacific Daylight Saving Time at 9885 Towne Centre Drive, San Diego, California 92121. These proxy solicitation materials were mailed on or about April 22, 2003, to all stockholders entitled to vote at the annual meeting.

Voting

      The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On March 28, 2003, the record date for determination of stockholders entitled to notice of and to vote at the annual meeting, 32,688,967 shares of our common stock, par value $0.01, were issued and outstanding. No shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 28, 2003. Stockholders may not cumulate votes in the election of directors.

      If your shares are held in your name, you must return your proxy or attend the annual meeting in person in order to vote on the proposals. Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a proposal submitted by a stockholder). If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote.” If your shares are held in street name and you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted toward the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the meeting.

      Shares are counted as present at the meeting if the stockholder either is present and votes in person at the meeting or has properly submitted a proxy card. A majority of our outstanding shares as of the record date must be present at the meeting (either in person or by proxy) in order to hold the annual meeting and conduct business. This is called a “quorum.” Assuming a quorum is present, the two nominees receiving the highest number of votes will be elected as directors. The ratification of the independent auditors will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting. We will announce preliminary voting results at the meeting and will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2003, which will be filed with the Securities and Exchange Commission.

Voting Electronically Via the Internet or by Telephone

      If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of this proxy statement the opportunity to vote via Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided.

Proxies

      If the enclosed form of proxy is properly signed, dated and returned, the shares represented will be voted at the annual meeting in accordance with the instructions specified on the proxy.

      If the proxy does not specify how the shares are to be voted:

•	the proxy will be voted FOR the election of the directors nominated by the board of directors (unless the authority to vote for the election of nominee directors is withheld); and

•	the proxy will be voted FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 28, 2003 (unless contrary instructions are given).

      You may revoke or change your proxy at any time before the annual meeting by filing with the Secretary of the Company at our principal executive offices at 9885 Towne Centre Drive, San Diego, California 92121, a notice of revocation or another signed proxy with a later date. In addition, if you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

      We do not know of other matters to be presented for consideration at the annual meeting. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Your execution of the enclosed proxy grants discretionary authority to the board of directors with respect to such other matters.

Solicitation

      We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. We have retained EquiServe Shareholder Services and InvestorCom, Inc. to aid in the solicitation of proxies, including soliciting proxies from brokerage firms, banks, nominees, custodians and fiduciaries. The fees for these services will total approximately $2,500 plus out-of-pocket costs and expenses.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

      Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors with staggered three-year terms. The board currently consists of seven persons, with two classes consisting of two directors each and the third class consisting of three directors. The class whose term of office expires at the annual meeting currently consists of three directors. George Poste, D.V.M., Ph.D. has informed the board that he will not stand for reelection. As a result, his term will expire as of the annual meeting, two directors in this class will be elected at the annual meeting, and the board will consist of six persons following the annual meeting. The directors elected to this class will serve for a term of three years, expiring at the 2006 annual meeting of stockholders or until their respective successors have been duly elected and qualified. Each of the nominees listed below, Jay T. Flatley and William H. Rastetter, Ph.D. are currently serving on the board. The nominees have agreed to serve if elected, and management has no reason to believe that such nominees will be unable to serve. The proposal to elect the two nominees to the board requires the affirmative vote of the holders of a plurality of shares entitled to vote that are present or represented at the annual meeting and entitled to vote on such proposal. In the event the nominees are unable or decline to serve as directors at the time of the annual meeting, the proxies will be voted for any nominees who may be designated by the present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Recommendation of the board of directors

      The board of directors recommends that the stockholders vote FOR the election of the nominees listed below.

Nominees for Term Ending Upon the 2006 Annual Meeting of Stockholders

      Jay T. Flatley, 50, has served as our President, Chief Executive Officer and a director since October 1999. Prior to joining Illumina, Mr. Flatley was co-founder, President, Chief Executive Officer and a director of Molecular Dynamics, a life sciences company, from May 1994 to September 1999. He served in various other positions with that company from 1987 to 1994. From 1985 to 1987, Mr. Flatley was Vice President of Engineering and Vice President of Strategic Planning at Plexus Computers, a UNIX computer company. Mr. Flatley is a director at Bruker AXS, Inc. Mr. Flatley holds a B.A. in Economics from Claremont McKenna College and a B.S. and M.S. in Industrial Engineering from Stanford University.

      William H. Rastetter, Ph.D., 55, has been a director since November 1998. Since December 1986, Dr. Rastetter has served as Chief Executive Officer of IDEC Pharmaceuticals Corporation, a biopharmaceutical company. Additionally, he has served as President from 1986 through 2002 and Chairman of the board of directors of IDEC Pharmaceuticals since May 1996. From 1982 to 1986, Dr. Rastetter served in various positions at Genentech and previously he was an associate professor at the Massachusetts Institute of Technology. Dr. Rastetter is a director of Argonaut Technologies, Inc. Dr. Rastetter holds a S.B. in Chemistry from the Massachusetts Institute of Technology and received his M.A. and Ph.D. in Chemistry from Harvard University.

Continuing Directors for Term Ending Upon the 2004 Annual Meeting of Stockholders

      R. Scott Greer, 44, has been a director since May 2001, Mr. Greer has served as Chairman of the Board of Abgenix, Inc. since May 2000, as a director since June 1996 and as its Chief Executive Officer from June 1996 to May 2002. From June 1996 until December 2000, he served as its President. He also serves as a director of CV Therapeutics, Inc. From July 1994 to July 1996, Mr. Greer was Senior Vice

President of Corporate Development at Cell Genesys, Inc. From April 1991 to July 1994, Mr. Greer was Vice President of Corporate Development and from April 1991 to September 1993 Mr. Greer was Chief Financial Officer of Cell Genesys. From 1986 to 1991, Mr. Greer held various positions at Genetics Institute, Inc., a biotechnology company, including Director, Corporate Development. Mr. Greer received a B.A. in Economics from Whitman College and an M.B.A. from Harvard University and was a certified public accountant.

      David R. Walt, Ph.D., 50, one of our founders, has been a director and Chairman of our Scientific Advisory Board since June 1998. Dr. Walt has been the Robinson Professor of Chemistry at Tufts University since September 1995. Dr. Walt has published over 100 papers and holds over 20 patents. Dr. Walt holds a B.S. in Chemistry from the University of Michigan and received his Ph.D. in Organic Chemistry and Pharmacology from the State University of New York at Stony Brook.

Continuing Directors for Term Ending Upon the 2005 Annual Meeting of Stockholders

      Robert T. Nelsen, 39, has been a director since June 1998. Since July 1994, Mr. Nelsen has served as a senior principal of venture capital funds associated with ARCH Venture Partners, a venture capital firm, including ARCH Venture Fund III, L.P., a stockholder of the Company. From April 1987 to July 1994, Mr. Nelsen was Senior Manager at ARCH Development Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation. Mr. Nelsen is a director of Caliper Technologies Corp. and Adolor. Mr. Nelsen holds a B.S. in Biology and Economics from the University of Puget Sound and an M.B.A. from the University of Chicago.

      John R. Stuelpnagel, D.V.M., 45, one of our founders, is our Sr. Vice President of Operations and has been a director since April 1998. From October 1999 to April 2002, he served as our Vice President of Business Development. From April 1998 to October 1999, he served as our acting President and Chief Executive Officer and was acting Chief Financial Officer through April 2000. While founding Illumina, Dr. Stuelpnagel was an associate with CW Group, a venture capital firm, from June 1997 to September 1998 and with Catalyst Partners, a venture capital firm, from August 1996 to June 1997. Dr. Stuelpnagel received his B.S. in Biochemistry and his Doctorate in Veterinary Medicine from the University of California, Davis and his M.B.A. from the University of California, Los Angeles.

Director with Term Expiring Upon the 2003 Annual Meeting of Stockholders

      George Poste, D.V.M., Ph.D, 58, has been a director since February 2000. Dr. Poste has served as Chairman of the Board of Orchid Biosciences, Inc. since October 2002. He is Non-Executive Chairman of diaDexus and Structural Genomix and is a director of AdvancePCS and Maxygen. Dr. Poste was Chief Science and Technology Officer at SmithKline Beecham, a biopharmaceutical company, from October 1981 to December 1999. Dr. Poste holds the William Pitt Fellowship at Pembroke College, Cambridge University and a Distinguished Fellow at the Hoover Institution, Stanford University. He is a member of the Defense Science Board of the U.S. Department of Defense. Dr. Poste received his Doctorate in Veterinary Medicine and his Ph.D. in Virology from the University of Bristol in England.

Board Committees and Meetings

      The board of directors held six meetings during the fiscal year ended December 29, 2002. The board of directors has an audit committee and a compensation committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board on which such director served during the 2002 fiscal year, other than George Poste.

      The audit committee currently consists of three directors, Mr. Nelsen, Mr. Greer and Dr. Rastetter, each of whom is independent as defined under Rule 4200 of the National Association of Securities Dealers’ listing standards. The audit committee is primarily responsible for approving the services performed by our independent auditors and reviewing our accounting practices and systems of internal accounting controls. The audit committee held four meetings during 2002. The audit committee is governed by a written charter approved by the board of directors.

      The compensation committee currently consists of Mr. Nelsen and Dr. Rastetter. The compensation committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. The compensation committee also has the authority to administer our 2000 employee stock purchase plan and our 2000 stock plan. The compensation committee held one meeting during 2002.

Director Compensation

      We reimburse our non-employee directors for their expenses incurred in connection with attending board and committee meetings but do not currently compensate them for their services as board or committee members. We are in the process of developing a cash compensation program for directors to appropriately compensate them for their services in a manner that is competitive and consistent with industry practice. Several directors have purchased shares of our common stock pursuant to restricted stock purchase agreements, subject to repurchase rights in our favor which lapse over time. David R. Walt, as a member of our Scientific Advisory Board, receives an annual consulting fee of $50,000.

      Under our 2000 stock plan, as amended, directors who are not our officers or employees receive:

•	one-time option grants of 20,000 shares vesting annually over four years upon joining the board, which are to be automatically granted on the date of the first board meeting attended, with exercise prices equal to the fair market value of one share of our common stock on the date of grant; and

•	annual option grants of 10,000 shares vesting annually over four years, which are to be automatically granted on the date of each annual stockholder meeting with exercise prices equal to the fair market value of one share of our common stock on the date of grant.

      On the date of the annual meeting, our existing non-employee board members, Mr. Greer, Mr. Nelsen, and Dr. Walt and, if re-elected, Dr. Rastetter, will automatically receive option grants of 10,000 shares of our common stock. The exercise price per share under each such option will be equal to the fair market value per share of common stock on the grant date.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

      The board of directors, upon recommendation of the audit committee, has appointed the firm of Ernst & Young LLP, our independent public auditors during 2002, to serve in the same capacity for the year ending December 28, 2003, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the annual meeting is required to ratify the appointment of Ernst & Young LLP.

      In the event the stockholders fail to ratify the appointment, the board of directors will reconsider its selection. Even if the selection is ratified, the board of directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the board of directors believes that such a change would be in the best interests of Illumina and its stockholders.

      A representative of Ernst & Young LLP is expected to be present at the annual meeting. This representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements, the quarterly reviews of the financial statements included in our

Forms 10-Q and an A-133 audit required by our government grants were $90,113 and $60,180 for fiscal years 2002 and 2001, respectively.

Audit-Related Fees

      The aggregate fees billed by Ernst & Young LLP for audit-related services as defined by the commission were $3,500 and $3,000 for fiscal years 2002 and 2001, respectively.

Tax Fees

      The aggregate fees billed by Ernst & Young LLP for professional services rendered for the preparation of our tax returns and tax planning and advice were $20,278 and $7,570 for fiscal years 2002 and 2001, respectively.

All Other Fees

      Ernst & Young LLP did not perform any professional services other than as stated under the captions Audit Fees, Audit-Related Fees and Tax Fees for fiscal year 2002 or 2001.

Recommendation of the Board of Directors

      The board of directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 28, 2003.

OTHER MATTERS

      We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

      The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 30, 2003 for:

•	each of our directors;

•	each of the named executive officers listed in the summary compensation table included in this proxy statement;

•	each stockholder known by us to own beneficially more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days from March 30, 2003 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise noted below, the address of each person listed on the table is 9885 Towne Centre Drive, San Diego, CA 92121. Some of the shares of common stock held by our directors, officers and consultants are subject to repurchase rights in our favor. For a description of these repurchase rights, see the footnotes below.

		Beneficial Ownership
	Shares Issuable
	Pursuant to Options	Number of Shares
	Exercisable Within	(including
	60 days of	number shown in	Percentage
Name and Address	March 30, 2003	first column)	of Total(1)

DIRECTORS AND EXECUTIVE OFFICERS
Jay T. Flatley(2)	30,690	1,019,664	3.1
David L. Barker, Ph.D.(3)	11,998	264,742	*
Noemi C. Espinosa(4)	5,416	229,054	*
Timothy M. Kish(5)	2,500	395,679	1.2
John R. Stuelpnagel, D.V.M.(6)	13,332	731,295	2.2
R. Scott Greer	7,500	11,500	*
Robert T. Nelsen(7)	7,500	3,632,474	11.2
George Poste, D.V.M., Ph.D.(8)	7,500	107,500	*
William H. Rastetter, Ph.D.(9)	7,500	83,012	*
David R. Walt, Ph.D.(10)	7,500	1,429,838	4.4
All directors and executive officers as a group (15 persons)	382,790	8,356,752	25.2
5% STOCKHOLDERS
Entities affiliated with CW Group(11)	—	4,720,401	14.4
1041 Third Avenue New York, NY 10021
ARCH Venture Partners, LLC(12)	—	3,615,299	11.1
8725 West Higgins Road, Suite 290
Chicago, IL 60631
Entities affiliated with Venrock Associates (13)	—	2,874,921	8.8
30 Rockefeller Plaza, Room 5508 New York, NY 10112
Capital Group International, Inc.(14)	—	2,775,950	8.5
11100 Santa Monica Blvd. Los Angeles, CA 90025

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Percentage ownership is based on the 32,688,967 shares of common stock outstanding on March 30, 2003.

(2)	Includes 16,500 shares beneficially owned by Mr. Flatley’s children. As of March 30, 2003, we have the right to repurchase 295,833 of Mr. Flatley’s shares upon termination of Mr. Flatley’s services to the Company, which repurchase right lapses over time.

(3)	Includes 3,300 shares beneficially owned by a trust for which Dr. Barker is the trustee. As of March 30, 2003, we have the right to repurchase 100,000 of Dr. Barker’s shares upon termination of Dr. Barker’s services to the Company, which repurchase right lapses over time.

(4)	As of March 30, 2003, we have the right to repurchase 89,584 of Ms. Espinosa’s shares upon termination of Ms. Espinosa’s services to the Company, which repurchase right lapses over time.

(5)	Includes 6,000 shares beneficially owned by Mr. Kish’s children. As of March 30, 2003, we have the right to repurchase 156,250 of Mr. Kish’s shares upon termination of Mr. Kish’s services to the Company, which repurchase right lapses over time.

(6)	As of March 30, 2003, we have the right to repurchase 80,710 of Dr. Stuelpnagel’s shares upon termination of Dr. Stuelpnagel’s services to the Company, which repurchase right lapses over time.

(7)	Consists of 3,615,299 shares owned by ARCH Venture Fund III, L.P., 9,675 shares owned by Mr. Nelsen and 7,500 shares exercisable within 60 days under options held by Mr. Nelsen. Mr. Nelsen, a director of Illumina, is a managing director of the general partner of ARCH Venture Fund III, L.P. and disclaims beneficial ownership of the shares owned by that fund, except shares attributable to his partnership interests.

(8)	As of March 30, 2003, we have the right to repurchase 25,000 of Dr. Poste’s shares upon termination of Dr. Poste’s services to the Company, which repurchase right lapses over time.

(9)	As of March 30, 2003, we have the right to repurchase 14,271 of Dr. Rastetter’s shares upon termination of Dr. Rastetter’s services to the Company, which repurchase right lapses over time.

(10)	Includes 303,980 shares beneficially owned by Dr. Walt’s wife, 60,000 shares owned by OSCI, Inc. and 31,540 shares beneficially owned by Dr. Walt’s children. Dr. Walt is a principal in OSCI, Inc. Dr Walt disclaims beneficial ownership of the shares held by OSCI, Inc.

(11)	Consists of 4,520,401 shares owned by CW Ventures III, L.P., 150,000 shares owned by CW Ventures III — A Co-Investment Fund, L.P. and 50,000 shares by Chase/ CW Ventures III, L.P.

(12)	Based solely on information contained in Schedule 13G filed by Arch Venture Partners, LLC on February 11, 2003.

(13)	Based solely on information contained in Schedule 13G filed by Venrock Associates on February 14, 2003. Consists of 1,218,273 shares owned by Venrock Associates and 1,656,648 shares owned by Venrock Associates II, L.P.

(14)	Based solely on information contained in Schedule 13G filed by Capital Group International, Inc. on February 11, 2003.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The following table provides summary information concerning the compensation earned by our chief executive officer and each of our four other most highly compensated executive officers whose salary and bonus for the 2002 fiscal year was in excess of $100,000, for services rendered in all capacities, to Illumina. No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2002 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that fiscal year. The individuals included in the following table are referred to as named executive officers.

Summary 2002 Compensation Table

						Long Term
						Compensation
						Awards
		Annual Compensation($)
						Securities
				Other Annual		Underlying
Name and Principal Positions	Year	Salary	Bonus(1)	Compensation		Options(#)

Jay T. Flatley	2002	$340,000	$119,000	$7,547	(2)	—
President and	2001	299,519	82,500	—		150,000
Chief Executive Officer	2000	269,716	82,500	56,250	(2)	—
David L. Barker	2002	210,000	15,750	—		—
Vice President and	2001	200,000	10,000	—		75,000
Chief Scientific Officer	2000	155,385	—	20,000	(2)	—
Noemi C. Espinosa	2002	210,000	12,600	4,038	(3)	—
Vice President of	2001	200,000	10,000	—		25,000
Intellectual Property	2000	130,769	—	20,000	(2)	—
Timothy M. Kish	2002	236,250	17,719	—		—
Vice President of Finance and	2001	225,000	11,250	—		75,000
Chief Financial Officer	2000	146,250	—	50,000	(2)	—
John R. Stuelpnagel	2002	220,000	22,000	3,885	(3)	—
Senior Vice President of	2001	189,712	9,500	7,673	(3)	75,000
Operations	2000	174,367	—	—		—

(1)	Bonuses are earned in the year indicated and paid in February of the following year.

(2)	This amount represents an allowance for relocation and housing.

(3)	Payment for flexible time off.

Stock Option Grants

      We grant options to our executive officers under our 2000 stock plan. As of March 30, 2003, options to purchase a total of 4,882,538 shares of our common stock were outstanding under the stock plan and options to purchase 5,924,636 shares of our common stock remained available for future grant. No stock options or stock appreciation rights were granted to the named executive officers during the 2002 fiscal year.

Aggregate Option Exercises in 2002 and Option Values at December 29, 2002

      The following table presents the number and value of securities underlying unexercised options that are held by each of the named executive officers. No options were exercised by any of the named executive officers and no stock appreciation rights were outstanding during the 2002 fiscal year.

      Amounts shown under the column “Value of Unexercised In-the-Money Options at December 29, 2002” are based on the closing price of our common stock of $3.12 on December 27, 2002, the last trading day of our 2002 fiscal year, as reported on the Nasdaq National Market, less the exercise price paid for such shares, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option.

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at		In-The-Money Options at
	December 29,2002		December 29, 2002

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Jay T. Flatley	20,761	129,239	$—	$—
David L. Barker, Ph.D.	8,957	66,043	—	—
Noemi C. Espinosa	—	25,000	—	—
Timothy M. Kish	—	75,000	—	—
John R. Stuelpnagel, D.V.M.	8,541	66,459	—	—

Employment Contracts, Termination of Employment and Change in Control Arrangements

      We have not entered into employment agreements with any of our named executive officers.

      We have entered into restricted stock purchase agreements with several of our executive officers, including each of our named executive officers, providing that upon the closing of an acquisition of Illumina for cash or publicly traded securities, the lapsing of our repurchase right accelerates as to 50% of each officer’s shares of common stock then subject to our repurchase right and, with respect to the remaining 50%, on the first anniversary of the closing date of the acquisition. If the acquirer terminates the officer’s employment without cause within one year of the closing date, our repurchase right lapses with respect to all shares.

      The compensation committee of the board of directors, as plan administrator of our stock plans, has the authority to provide for accelerated vesting of any outstanding options or waiver of forfeiture restrictions of unvested stock held by our executive officers, for any reason, including upon a change of control.

Compensation Committee Interlocks and Insider Participation

      Our executive compensation program has been administered by the compensation committee of our board of directors. As of December 29, 2002, the compensation committee consisted of Mr. Nelsen and Dr. Rastetter. Neither of these individuals was an employee or an officer of ours.

      None of our current executive officers has ever served as a member of a board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee during the last fiscal year.

      The following reports of the compensation committee and the audit committee, reference to the audit committee members and the stock performance graph should not be considered “soliciting material” and should not be considered “filed” with the Securities and Exchange Commission as part of this proxy statement. Any current or future cross-references to this proxy statement in filings with the Securities and Exchange Commission under either the Securities Act or the Securities Exchange Act will not include the report or graph reproduced below or the audit committee charter, except to the extent Illumina specifically incorporates it by reference in such filing.

Board Compensation Committee Report on Executive Compensation

      The compensation committee’s responsibility is to administer and review the base salaries, annual incentive compensation and long-term incentives of our executive officers, including our chief executive officer, and to establish the general compensation policies for such individuals. The compensation committee also has the authority to make discretionary option grants to our executive officers under our 2000 stock plan.

      Compensation Philosophy. Our philosophy is to maintain an executive compensation program that allows us to attract, retain and reward executive officers who contribute to our long-term success and to link that compensation to both individual performance and the value created for our stockholders. We have adopted a challenging strategy with an aggressive set of underlying goals and our success will in large part be determined by the quality of personnel we are able to recruit. A competitive compensation program will be a crucial part of recruiting the people required to help us achieve these goals.

      Our compensation program consist of three elements; base salary, incentive bonuses and long-term equity incentives. In general, our goal is to provide a total compensation package that is competitive with the biotechnology and life science instrumentation companies with which we compete for talent.

      Base Salary. The salaries for executive officers for 2002 were generally determined on an individual basis by the compensation committee. Determinations of appropriate base salary levels are made based on level of responsibility, prior experience and breadth of knowledge as well as competitive pay practices in our industry. Initial salary levels are set at the market average when compared to leading companies in our industry, adjusted for size. Subsequent changes to base salary are based on individual performance measured against pre-established objectives and competitive factors at the time.

      Incentive Bonus. The compensation committee in its discretion may award bonuses to executive officers. The intent of the bonus program is to motivate and reward executives for performance as measured against well defined performance goals. The goals are based on both individual milestones that vary with the individual’s position as well as our overall financial performance.

      Long-Term Equity Incentives. Stock options and stock ownership are a key element in our total compensation program as it links the interests of the executive with the long-term interests of the stockholders and emphasizes the creation of stockholder value. Prior to our initial public offering, executives were provided the opportunity to purchase restricted stock at the date of hire and at other times after that date. Subsequent to our initial public offering, we have granted stock options to executives under the 2000 stock plan at both the time of hire and as subsequent awards. Grants are awarded based on a number of factors, including our achievement of specific milestones, the individual’s level of responsibility, the amount and term of stock or options already held by the individual, the individual’s contributions to the achievement of our financial and strategic objectives, and industry practices and norms. The size of option grants to executives is determined by the compensation committee. Options are granted at 100% of the fair market value on the date of grant. Option grants to executives generally vest over periods ranging from five to eight years, with opportunities in some cases for earlier vesting based upon the achievement of specified goals.

      CEO Compensation. The compensation of Jay T. Flatley, our chief executive officer, is established consistent with Illumina’s general compensation philosophy. In setting that salary, the compensation committee considered several factors, including the achievement of company goals during 2002, such as the successful launch of our SNP genotyping system, as well as the level of leadership and management required to complete development of our technology and commercialize our initial products. Mr. Flatley’s salary was increased from $300,000 in 2001 to $340,000 in 2002 in recognition of these and other competitive factors. Mr. Flatley also received a $119,000 bonus in 2002 based on the same incentive plan as the other executive officers.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to specified executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to our executive officers for the 2002 fiscal year did not exceed the $1 million limit per officer. The compensation committee does not anticipate that the non-performance based compensation to be paid to our executive officers for fiscal year 2003 will exceed that limit. Our stock option plans have been structured so that any compensation deemed paid in connection with the exercise of option grants made under those plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. The compensation committee’s present intention is to grant future compensation that does not exceed the limitations of Section 162(m), although the compensation committee reserves the right to award compensation that does not comply with these limits on a case-by-case basis.

      It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

      We conclude our report with the acknowledgement that no member of the compensation committee is a current officer or employee of Illumina.

COMPENSATION COMMITTEE

Robert T. Nelsen
William H. Rastetter, Ph.D.

Audit Committee Report

      The audit committee oversees our financial reporting process on behalf of our board of directors. Management has primary responsibility for the financial reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors’ their independence from our management, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

      The audit committee discussed with our independent auditors the overall scope and plans for their audit. The audit committee meets with the independent auditors, with and without our management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

      Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 29, 2002, for filing with the Securities and Exchange Commission.

      The undersigned members of the audit committee have submitted this report to the board of directors:

AUDIT COMMITTEE

R. Scott Greer
Robert T. Nelsen
William H. Rastetter, Ph.D.

Stock Performance Graph

      The graph depicted below shows a comparison of our cumulative total stockholder returns for our common stock, the NASDAQ Stock Market Index, and the NASDAQ Pharmaceutical Index, from the date of our initial public offering on July 27, 2000 through December 31, 2002. The graph assumes that $100 was invested on July 27, 2000, in our common stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPARISON OF TOTAL RETURN AMONG

ILLUMINA, INC.,
THE NASDAQ COMPOSITE INDEX AND
THE NASDAQ PHARMACEUTICAL INDEX

		NASDAQ	NASDAQ
	Illumina, Inc.	Composite Index	Pharmaceutical Index

July 27, 2000	100.00	100.00	100.00
December 29, 2000	100.39	63.84	93.20
December 28, 2001	71.44	51.60	82.08
December 27, 2002	19.50	35.34	51.96

CERTAIN TRANSACTIONS

      We entered into a license agreement with Tufts University in 1998 in connection with the license of patents filed by Dr. David Walt, one of our directors. Dr. Walt is the Robinson Professor of Chemistry at Tufts. Under that agreement, we will pay royalties to Tufts upon the commercial sale of products based on the licensed technology. It is our understanding that Tufts University will pay a portion of the royalties received from us to Dr. Walt. We also provide Tufts University with $100,000 per year in funding through July 2003 for research relating to the development of our BeadArray technology. All future transactions between us and our officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of our board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

      All of our former preferred stockholders have registration rights with respect to their shares of common stock. Under these registration rights, holders of at least a majority of the then outstanding registrable securities may require on two occasions that we register their shares for public resale. We are obligated to register, on two separate occasions, these shares if the holders of a majority of the eligible shares request registration and only if the shares to be registered have an anticipated public offering price of at least $5,000,000. In addition, holders of registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration, if we are eligible to use Form S-3 or similar short-form registration, and the value of the securities to be registered is at least $1,000,000. If we elect to register any of our shares of common stock for any public offering, the holders of registrable securities are entitled to include shares of common stock in the registration. However we may reduce the number of shares proposed to be registered in view of market conditions. We will pay all expenses in connection with any registration, other than underwriting discounts and commissions.

      Our bylaws provide that we will indemnify our directors and executive officers and may indemnify other officers, employees and other agents to the fullest extent permitted by the Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with each of our directors and officers.

      In addition, our certificate of incorporation provides that to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of their fiduciary duty of care to Illumina and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to Illumina, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of Illumina or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to Illumina or its stockholders when the director was aware or should have been aware of a risk of serious injury to Illumina or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to Illumina or its stockholders, for improper transactions between the director and Illumina and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

      The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act which require them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based solely upon our review of copies of Section 16(a) reports, which we received from such persons for their transactions during the 2002 fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by these individuals, with the following exception, a Form 4 covering the grant of a stock option to Tristan Orpin was filed three days late on December 9, 2002.

STOCKHOLDER PROPOSALS FOR OUR 2004 ANNUAL MEETING

      Stockholder proposals that are intended to be presented at our 2004 annual meeting must be received no later than December 22, 2003, in order that they may be included in the proxy statement and form of proxy relating to that meeting, and must meet all other requirements as specified in our bylaws. In addition, the proxy solicited by the board of directors for the 2004 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than March 5, 2004.

ANNUAL REPORT

      A copy of our annual report for the 2002 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

      We filed an annual report on Form 10-K with the Securities and Exchange Commission on March 27, 2003. A copy of this report is available without charge through either our website at www.illumina.com or the Security and Exchange Commission’s EDGAR website at www.sec.gov. Stockholders also may obtain a paper copy of this report without charge. Requests should be directed in writing to the Chief Financial Officer of Illumina, at our principal executive offices located at 9885 Towne Centre Drive, San Diego, California 92121, telephone number (858) 202-4500.

THE BOARD OF DIRECTORS OF ILLUMINA, INC.

Dated: April 22, 2003

APPENDIX A

ILLUMINA, INC.

Charter for the Audit Committee

of the Board of Directors

Purpose

      The Audit Committee of the Board of Directors (the “Board”) of Illumina, Inc. (the “Company”) oversees Illumina’s accounting and financial reporting processes and audits of its financial statements on behalf of the Board of Directors. The purpose of the Audit Committee established by this charter will be to monitor and advise the board on:

      1. the integrity of the Company’s financial statements and disclosures,

      2. the independent auditor’s qualifications and independence,

      3. the adequacy of the Company’s internal controls, and

      4. the Company’s compliance with legal and regulatory requirements.

      The Audit Committee will undertake those specific duties and responsibilities listed below, and such other duties as the Board from time to time may prescribe.

Charter Review

      The Audit Committee will review and reassess the adequacy of this charter at least once per year. This review is initially intended to be conducted at the first Audit Committee meeting following the Company’s Annual Meeting of Stockholders, but may be conducted at any time the Audit Committee desires to do so. Additionally, to the extent and in the manner that the Company is legally required to do by the rules of the Securities and Exchange Commission (the “SEC”), this charter (as then constituted) shall be publicly filed.

Membership

      The Audit Committee shall consist of at least three members of the Board. Such members will be elected and serve at the pleasure of the Board. The members of the Audit Committee will not be employees of the Company. Each member of the Audit Committee shall meet the independence standards and have the financial expertise as required by the Rules of the National Association of Securities Dealers, Inc., the Securities Exchange Act of 1934 and the rules promulgated thereunder (collectively, the “Exchange Act”), the Sarbanes-Oxley Act of 2002 and all other applicable rules and regulations.

Meetings

      The Audit Committee will meet with the Chief Executive Officer and the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The Audit Committee will meet with the independent auditor of the Company at least once quarterly, including upon the completion of the annual audit, outside the presence of management, and at such other times as it deems appropriate to review the independent auditor’s’ examination and management report.

Authority and Responsibilities

      To fulfill its responsibilities and duties, the Audit Committee shall:

      Financial Statements and Disclosures:

1.	Review with Finance management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review with Finance management and the independent auditor the quarterly reports of the Company prior to filing of such reports with the SEC, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Review with Finance management and the independent auditor the Company’s earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information) as well as financial information and earnings guidance provided to analysts.

4.	Review with Finance management any significant changes to GAAP, SEC and other accounting standards that will impact or could impact the financial reports under review.

5.	Review with Finance management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

6.	Review with Finance management and the independent auditor at least annually the Company’s application of critical accounting policies and its consistency from period to period, and the compatibility of these accounting policies with generally accepted accounting principles, and (where appropriate) the Company’s provisions for future occurrences which may have a material impact on the financial statements of the Company.

7.	Review with Finance management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

8.	Review with Finance management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (which may include the review and amendment of a policy with regard to the investment of the Company’s assets).

9.	Review with the independent auditor the matters required by Statement on Auditing Standard No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restriction on the scope of activities or access to requested information, and any significant disagreements with management.

10.	Periodically review with the independent auditor, without Management being present, (i) their judgments about the quality, appropriateness, and acceptability of the Company’s accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Company’s financial statements.

      Independent Auditor:

1.	Sole authority to appoint the independent auditor for ratification by the stockholders and approve the compensation of and oversee the independent auditor.

2.	Review the plan for and the scope of the audit and related services at least annually.

3.	Ensure that the proposed audit engagement team complies with the applicable auditor rotation rules.

4.	Pre-approve all audit services and permitted non-audit services to be provided by the independent auditor as required by the Exchange Act.

5.	Obtain from the independent auditor assurance that Section 10A of the Exchange Act has not been implicated.

6.	Ensure the receipt of, and review, a written statement from the Company’s independent auditor delineating all relationships between the accountants and the Company, consistent with Independence Standards Board Standard No. 1.

7.	Review with the Company’s independent auditor any disclosed relationship or service that may impact the objectivity and independence of the accountant.

      Internal Controls:

1.	Oversee the adequacy of the Company’s system of internal accounting controls. Obtain from the independent auditor management letters or summaries on such internal accounting controls. Review any related significant findings and recommendations of the independent auditor together with management’s responses thereto.

2.	Review with the CFO the results of quarterly Disclosure Committee meetings, including, any significant deficiencies in the design and operation of the internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

      Compliance with Legal and Regulatory Requirements:

1.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

2.	Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3.	Oversee the Company’s compliance with the Foreign Corrupt Practices Act.

4.	Oversee the Company’s compliance with SEC requirements for disclosure of accountant’s services and Audit Committee members and activities.

5.	Review with Finance management and the independent auditor any correspondence with financial and accounting related regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

      In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it or that are required by applicable laws, rules and regulations, including, but not limited to, the approval of all related party transactions other than compensation transactions. The Audit Committee may engage and compensate independent counsel and other advisors as it deems necessary to carry out its duties.

      Finally, the Audit Committee shall ensure that the Company’s independent auditor understand both (i) their ultimate accountability to the Board and the Audit Committee, as representatives of the Company’s stockholders and (ii) the Board’s and the Audit Committee’s ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company’s independent auditor (or to nominate the outside accountant to be proposed for stockholder approval in any proxy statement).

Reports

      The Audit Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board. To the extent required, the Audit Committee will also prepare and sign a Report of the Audit Committee for inclusion in the Company’s proxy statement for its Annual Meeting of Stockholders.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

ILLUMINA, INC.

9885 TOWNE CENTER DRIVE
SAN DIEGO, CA 92121

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints Jay T. Flatley, Timothy M. Kish, or either of them, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Illumina, Inc. (the “Company”) held of record by the undersigned on March 28, 2003 at the Annual Meeting of Stockholders to be held on May 22, 2003 and any adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

ILLUMINA, INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	L

1.	Election of Directors.			FOR	AGAINST	ABSTAIN
	Nominees: (01) Jay T. Flatley, (02) William Rastetter, Ph.D.	2.	Ratify the appointment of Ernst & Young LLP as independent auditors.	☐	☐	☐

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐				In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.
For all nominees except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:	Signature:	Date: